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                                  EXHIBIT 99

                             HEIDRICK & STRUGGLES
                                 INTERNATIONAL

NEWS

FOR IMMEDIATE RELEASE           CONTACT: Eric Sodorff (media)
---------------------                    312-496-1613 or esodo@h-s.com
                                         Barry Hollingsworth (analysts)
                                         312-496-1723 or bhollingsworth@h-s.com
                                         Martin Ellis (UK/Europe media)
                                         +44 (0) 7767 203089

HEIDRICK & STRUGGLES REALIGNS ITS WORKFORCE IN RESPONSE TO ECONOMIC CONDITIONS
                        AND FUTURE STRATEGIC DIRECTION

CHICAGO (June 20, 2001)-Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world's premier executive search and leadership consulting firm, today announced a strategic reduction of its workforce in order to adjust to current economic conditions, while retaining the resources necessary to capitalize on growth opportunities when the economy recovers.

As a result of this workforce reduction, the company will incur a one-time charge of between $9 million and $10 million - or $0.25 to $0.28 per diluted share - for severance and related costs. The majority of the charge will be taken in the second quarter, with the remainder taken in the subsequent several quarters. The actions will affect approximately 300 people, or 13 percent of the firm's global workforce, and will result in annual cost savings of approximately $30 million to $35 million.

There has been a cooling of demand for executive search and leadership consulting services because of the economic slowdown in the United States and the early signs of a slowdown in the rest of the world. The company presently anticipates that second quarter 2001 revenue will be at the low end of the previously estimated $125 million to $135 million range. By reducing its global workforce, the company's goal is to balance the long-term needs of the organization with the short-term realities of a cost structure not fully supported by the current economic environment.

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"Unfortunately, the U.S. economy is not improving and, in fact, we are now seeing some softening in Europe as well. While we had hoped to avoid making staff reductions, it is clear that we now must make some adjustments to our cost structure. These changes have been made strategically, and we will use this opportunity to continue positioning the company for the dramatic changes we expect over the next few years in the executive search business model," said Patrick S. Pittard, Chairman, President and Chief Executive Officer of Heidrick & Struggles International (HSI Group). "Let me emphasize that these actions do not mean we have abandoned our long-term strategy of helping our clients build world-class leadership teams, or our growth ambitions. You will continue to see us adding talent selectively and making acquisitions when they make good business sense."

                      Webcast of Investor Call Available
To review these company-wide changes, Heidrick & Struggles will provide a real-time investor call webcast on Thursday, June 21, at 9:00 a.m. (Central Daylight
Time). The webcast will feature remarks by Pittard, as well as David C. Anderson, President and CEO of Heidrick & Struggles Executive Search; Piers Marmion, Chief Operating Officer and President-International of Heidrick & Struggles Executive Search; and Donald M. Kilinski, Chief Financial Officer. The live webcast will be available online at www.heidrick.com. A replay will be available for up to 30 days following the investor call.


          About Heidrick & Struggles International, Inc. (HSI Group)
Heidrick & Struggles International, Inc. (HSI Group) is the world's premier provider of executive-level search and leadership consulting services. More than 1,000 Heidrick & Struggles professionals operate from offices in over 75 locations throughout North and South America, Europe, the Middle East, Africa and Asia Pacific. For nearly 50 years, our core business - Heidrick & Struggles Executive Search - has specialized in chief executive, board member and senior-level management assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. We are expanding our range of complementary services to offer solutions to senior management teams for their human capital needs. LeadersOnline, our Internet-enhanced recruiting business, serves clients who seek the next generation of corporate leaders. We are capitalizing on our access and influence with the highest levels of our client organizations through Heidrick & Struggles Ventures, our unit responsible for other complementary businesses, alliances and investments. For more information about HSI Group, visit our web site at www.heidrick.com.

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                             Safe Harbor Statement
This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; a continuing economic downturn in the United States or a material economic downturn in Europe or elsewhere, or social or political instability in overseas markets; bad debt write-offs far in excess of allowances for doubtful accounts; continued increased acceptance of online recruiting; losses in our venture capital investments; an inability to control expenses; and delays in the development and/or implementation of new technology and systems. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.